Exhibit 10.29

CONSULTING AGREEMENT

This consulting agreement (the “Agreement”), dated as of November 19, 2014, is by and among Alphabet Holding Company, Inc., a Delaware corporation (“Parent”), Parent’s wholly-owned subsidiary, NBTY, Inc., a Delaware corporation (together with any successor thereto, the “Company”), each with a place of business at 2100 Smithtown Avenue, Ronkonkoma, New York 11779 and Glenn Schneider residing at 4 Vandercrest Court, Dix Hills, NY 11746 (“Consultant”).

Recitals

1.                                      Consultant is a former employee of the Company whose employment was terminated by the Company pursuant to Section 3(a)(iv) of that certain Employment Agreement, dated as of August 6, 2012, among Consultant, Parent and the Company, as of October 31, 2014 (the “Employment Termination Date”).

2.                                      Company has engaged Consultant to provide the Services (as defined below) to Company and wishes to memorialize such arrangement pursuant to the terms and conditions set forth in this Agreement.

Agreement

The parties, intending to be legally bound, hereby agree as follows:

1.                                      Termination.

(a)                                 The term of this Agreement will commence on the date hereof and continue until the earlier of November 1, 2015 or termination of the term of the Services under this Agreement in accordance with its terms (such term, the “Term”).

(b)                                 Company may terminate or suspend the Term of this Agreement immediately for Cause (as defined below).

(c)                                  As used herein, “Cause” means the termination by the Company or Parent of this Agreement due to any one or more of the following events: (i) the Consultant’s willful misconduct with regard to the Company or the Parent that results in a significant adverse impact on the Company or the Parent; provided that no act or failure to act on Consultant’s part will be considered “willful” unless done, or omitted to be done, by Consultant not in good faith or without reasonable belief that his action or omission was in the best interests of the Company or Parent; (ii) the Consultant being indicted for, convicted of, or pleading nolo contendere to, a felony or intentional crime involving material dishonesty other than, in any case, vicarious liability or traffic violations; (iii) the Consultant’s conduct involving the use of illegal drugs; and/or (iv) the Consultant’s failure to attempt in good faith (other than when absent because of physical or mental incapacity) to follow a lawful directive of the Company or Parent within ten (10) days after written notice of such failure; provided, that in any case of the foregoing, the Company or Parent has provided reasonable notice to Consultant and Consultant has been given an opportunity, together with counsel, to be heard before the Executive Committee of the Company’s or the Parent’s Board of Directors, and thereafter whether or not an event giving rise to “Cause” has occurred will be determined by the Executive Committee of the Company’s or the Parent’s Board of Directors reasonably and in good faith.

(d)                                 Upon termination/expiration of this Agreement, Consultant shall execute and deliver the Release attached hereto as Exhibit A.

2.                                      Services to be Provided.

(a)                                 Consultant agrees to advise the Company’s Chief Executive Officer and the Board of Directors of the Company and its Affiliates on strategic matters and other transitional and consulting services to be reasonably requested and authorized by the Company’s Chief Executive Officer (the “Services”). For purposes of this Agreement, the Company’s “Affiliates” means NBTY, Inc. and its wholly-owned subsidiaries.  The Services shall be performed during normal work hours, from either Consultant’s home or the Company’s headquarters located at the address set forth in the introductory paragraph of this Agreement, it being understood and agreed that (i) Consultant shall not be obligated to perform the Services for more than 10 hours a week and (ii) Consultant shall be free to pursue other business, civic and employment opportunities subject to the limitations included in this Agreement and the Stock Option Agreement (including, without limitation, Article 4 therein) (as defined below).

(b)                                 Consultant warrants that the Services will be performed in a good and workmanlike manner and in accordance with the highest standards of professional and ethical competence and integrity in Consultant’s industry, and with the care, skill, prudence and diligence that a prudent person acting in a like capacity and familiar with the provision of such Services would use. In performing the Services, Consultant will observe and comply with all applicable laws and regulations and Company’s Code of Business Conduct and other Company rules, policies and procedures, in each case in effect from time to time; provided that Consultant is provided with copies of all such Company rules, policies and procedures on the later of the date of this Agreement or at least 30 days prior to Consultant being held responsible for compliance with such rules, policies and procedures. Company will provide Consultant with material, information, and access to its representatives and properties as Consultant reasonably requests in order to perform the Services.

(c)                                  All deliverables, outcomes, and other work product resulting from or arising in connection with the Services (“Work Product”) and Inventions (as defined below) will be performed and created in conformance with performance criteria set forth herein and shall be subject to the terms of this Agreement and the Company’s policies regarding confidentiality and Inventions, Works (as defined below), and Work Product (including, without limitation, as being a works for hire owned by the Company), so long as Consultant is provided with all copies of such policies on the later of the date of this Agreement or at least 30 days prior to Consultant being held responsible for compliance with such rules, policies and procedures.

(d)                                 While at Company’s premises or a third party’s premises on Company’s behalf, Consultant must (i) comply with the requests, rules and regulations regarding personal or professional conduct (including the wearing of a particular uniform, identification badge or personal protective equipment and adhering to regulations and general safety practices or procedures) generally applicable to such site, which (x) have been provided to Consultant by Company or (y) are standard in the industry, and (ii) otherwise conduct himself in a businesslike manner.

(e)                                  Consultant shall be permitted to maintain possession of the Company laptop and cell phone that he used during his previous employment with the Company, provided that this and any other equipment provided by the Company to the Consultant in connection with the Services will be returned to the Company within 5 days of the expiration of the Term of this Agreement, and this obligation will survive termination/expiration of the Term of this Agreement.

3.                                      Fees/Benefits/Options.

(a)                                 The Company will pay to Consultant aggregate fees of $525,000 for the Services, payable in weekly installments during the Term.  The Company will reimburse the Consultant for all reasonable travel and other expenses incurred by Consultant in the performance of Services in accordance with the Company’s expense reimbursement policy; provided, however, that all travel must be arranged in accordance with the Company’s travel policy.  The payments provided hereunder shall not be reduced by any compensation earned by Consultant as a result of employment by or consultancy status with any other person or entity after the Employment Termination Date or otherwise.

(b)                                 The Consultant will not be eligible for, and will not participate in, any employee pension, health, welfare, or other fringe benefit plan, of the Company, except for any COBRA related benefits referred to below.  The Company will not obtain worker’s compensation insurance covering the Consultant. The parties agree that if Consultant so elects on a timely basis, and if he participated in the Company’s medical, dental, vision, Employee Assistance Program and Healthcare Flexible Spending account as of the Employment Termination Date, Consultant may continue coverage under these plans through the Consolidated Omnibus Budget Reconciliation Act, as amended, any other applicable law and the terms of the applicable insurance plan (“COBRA”).  In the event that Consultant elects to continue coverage through COBRA, such coverage shall continue in accordance with COBRA in the same manner until 18 months following the Employment Termination Date (the “Continuation Period”) at the same cost to Consultant as he participated as an employee (with the Company continuing to pay the employer’s portion) in such medical, dental, vision, Employee Assistance Program or Healthcare Flexible Spending immediately prior to his Employment Termination Date (subject to changes in each or any of the foregoing to the extent the Company adopts any other medical, dental, vision, Employee Assistance Program or Healthcare Flexible Spending plans or changes the terms of the plans, in each case on or after the Employment Termination Date); provided, however, that if (i) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended, under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Consultant under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Consultant in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).  The Continuation Period for payment of coverage premiums under this Agreement shall run concurrently with the continuation period federally mandated by COBRA or any other legally mandated federal, state, or local coverage period for benefits provided to terminated employees under the health care plan.  At the expiration of the Term, Company shall pay Consultant an additional $10,000, which amount shall be used by Consultant to pay health benefits.

(c)                                  Consultant, in his former capacity as employee of the Company, had entered into a Stock Option Agreement, dated May 13, 2011 with Parent pursuant to which he was granted certain options to purchase shares of the Parent’s common stock (as amended by an Amendment, effective December 12, 2013, the “Stock Option Agreement”). The Performance Options (as defined in the Stock Option Agreement) had not vested as of the Employment Termination Date and were forfeited and cancelled. In consideration of entering into this Agreement, the parties agree that (i) during the Term of this Agreement, Consultant’s Time Options (as defined in the Stock Option Agreement) will continue to vest in accordance with the schedule set forth in Section 2.1 of the Stock Option Agreement and Consultant shall be treated as remaining continually in service as a “Service Provider” (as defined in the Stock Option Agreement) under the Parent’s Equity Incentive Plan and the Stock Option Agreement; (ii) subject to Section 3(f) below, Section 2.3 of the Stock Option Agreement is null and void with respect to Time Options; and (iii) any and all unvested Time Options shall become fully vested at the effective time of the first Liquidity event (as defined in the Stock Option Agreement).

(d)                                 The parties agree that Consultant shall continue to be subject to Article 4 of the Stock Option Agreement until the earlier of (i) October 31, 2016 and (ii) the effective time of the first

Liquidity Event (as defined in the Stock Option Agreement).

(e)                                  If Consultant dies or becomes disabled during the Term, the Company shall continue to make all payments provided in this Section 3 and to offer all benefits described in this Section 3 to Consultant’s heirs.

(f)                                   Notwithstanding anything to the contrary contained herein, upon termination of this Agreement by Company for Cause, pursuant to the terms of this Agreement, any unvested Time Options shall be automatically cancelled.

4.                                      Consultant’s Status. The Consultant is an independent contractor and is not an employee, partner, or co-venturer of, or in any other service relationship with, the Company. The manner in which Consultant’s services are rendered will be within Consultant’s sole control and discretion.  The Consultant is not authorized to speak for, represent, or obligate the Company in any manner without the prior express written authorization from an officer of the Company.  The Consultant will be responsible for all taxes arising from compensation and other amounts paid under this Agreement.  The Company will not withhold any federal, state, or local income tax, or payroll tax of any kind, on its payments to the Consultant, and the Consultant understands that he is responsible to pay (and shall indemnify the Company against), according to law, such taxes.  Each party agrees to provide the other party all information necessary for the other party to discharge all its federal, state and local tax obligations arising hereunder or in relation hereto.

5.                                      Consultant’s Representations and Warranties; Certain Obligations.

(a)                                 Consultant represents that he has the right to enter into and fully perform this Agreement, and that no Work Product or Services will in any way infringe upon or violate any applicable law, rule or regulation, any contract with a third party or any rights of any third person, including, without limitation, rights of patent, trade secret, trademark or copyright.

(b)                                 Consultant will not, directly or indirectly, during or after the Term of this Agreement, make any false or malicious statement, oral or written, which is injurious to the business reputation or operations of Company or its Affiliates or such party’s officers or directors, as applicable, or which may interfere with the good will of Company or its relations with its customers and suppliers.

(c)                                  Consultant understands and agrees that in providing the Services, he may be provided access to information, whether or not in tangible form, which is the exclusive property of Company, or its Affiliates, and which is not known generally by the public, whether embodied in memoranda, manuals, drafts, letters, drawings or other documents, computer disks, tapes or other information storage devices or any other media (“Proprietary Information”). Proprietary Information includes all results, intermediate and final, of Company’s research activities in which Consultant may participate or of which Consultant may obtain knowledge during his engagement, together with business, manufacturing and research methods, including without limitation product designs and specifications; manufacturing procedures; designs and tolerances; research tools; test procedures; prices and pricing formulae; patents; trade secrets; proprietary software; analysis; source codes; plans; devices; sales or marketing plans; techniques; materials; designs; cost information; customers’ special materials and product specifications and requirements; information concerning suppliers; sales records; sales reports; customer lists; customer contact reports; and customer records and any other confidential information or proprietary assets of the Company or its Affiliates; and, in each and any case with respect to such information, all compilations, summaries, notes, memoranda and analyses thereof or based or derived therefrom in any part.  Consultant will not disclose any Proprietary Information to any third party.  Consultant agrees to treat Proprietary Information as confidential both during his engagement and thereafter and will recognize and protect the property rights of Company in its Proprietary Information.

(d)                                 Consultant agrees that all materials or media containing Proprietary Information, whether created by Consultant or others, which comes into his custody, possession or control, are the exclusive property of Company to be used by Consultant only in the course of providing the Services. Consultant will take all necessary steps to maintain the confidentiality of such information. Consultant will not copy or remove such materials or copies thereof from Company premises, and will not use the Proprietary Information, except for the purpose of providing the Services. Consultant further agrees to deliver such materials or copies thereof and all tangible property of Company in its possession to Company upon the earlier of (i) a written request by Company or (ii) termination/expiration of the Term of this Agreement. After such delivery, Consultant will not retain any such materials or copies thereof or any such tangible property.  Upon Company’s written request, Consultant shall certify to the Company in writing that he has so delivered such materials or copies thereof and all tangible property of Company in his possession.

6.                                      Intellectual Property.

(a)                                 In this Agreement, “Intellectual Property” means all works, including literary works, pictorial, graphic and sculptural works, architectural works, works of visual art, and any other work that may be the subject matter of copyright protection; advertising and marketing concepts; information; data and databases; formulas; designs; models; drawings; computer programs, including all documentation, related listings, design specifications, and flowcharts; trade secrets; and any inventions, including all processes, machines, manufactures and compositions of matter and any other invention that may be the subject matter of patent protection; and all statutory protection obtained or obtainable thereon.

(b)                                 Consultant will promptly disclose to Company all Work Product, Works and the Intellectual Property inherent therein created by Consultant during the Term of this Agreement in connection with the Services.

(c)                                  All works, such as articles, news stories, press releases, profiles, scripts, software, programs, program listings, program tools, documentation, reports and drawings the Consultant creates under this Agreement (collectively, the “Works”) are “works made for hire.” Company will be deemed the owner and author of the Works. If any of the Works do not qualify as “works made for hire,” Consultant hereby assigns to Company all right, title and interest (including ownership of copyright) in such Works. Such assignment allows Company to obtain in Company’s name, copyrights, registrations and similar protections, which may be available in the Works. Consultant agrees to execute such further documents and to do such further acts as may be necessary to perfect, register or enforce Company’s rights in and to any such Works. Consultant will give Company at least one copy of all the Works. If any preexisting materials are contained in the Works that Consultant provides to Company, Consultant grants Company: (i) an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform, distribute (internally and externally) copies of, and prepare derivative works based on, such Works; and (ii) the right to authorize others to do so. An “Invention” is any idea, concept, design, technique, invention, discovery or improvement, whether or not patentable, that Consultant first conceives or reduces to practice while performing under this Agreement, and for which a patent application is filed. Consultant grants to Company: (i) an irrevocable, nonexclusive, worldwide, paid-up license (under any patent covering an Invention) to make, have made, use, lease, sell or otherwise transfer, any apparatus, and to practice any method, covered by an Invention; and (ii) the right to authorize others to do so.

(d)                                 Notwithstanding the above, the parties may mutually agree in writing to override the ownership provisions such that Consultant will retain all or partial ownership of certain Intellectual Property rights associated with certain Work Product(s). If and to the extent the parties do override the ownership provisions with respect to any Intellectual Property, such that Consultant retains ownership thereof, then Consultant will grant Company all or partial ownership of certain Intellectual Property rights associated with certain Work Product.  Consultant hereby grants Company and its Affiliates, a perpetual, irrevocable, fully paid, royalty-free, worldwide, non-exclusive license (with sub-licensing rights) to possess, use, modify and create derivative works from such Intellectual Property. Consultant further agrees that it will not use any such Intellectual Property created under this Agreement and retained pursuant to these override provisions, directly or indirectly, for the benefit of, or grant any rights in such Intellectual Property to, any third party.

7.                                      Injunctive Relief.

(a)                                 Consultant acknowledges and agrees that the restrictions and obligations contained in this Agreement are necessary for the protection of the business of Company, and Consultant considers these restrictions and obligations to be reasonable for such purpose. Consultant acknowledges that the breach or threatened breach of any of the covenants and agreements contained herein cannot reasonably or adequately be compensated in damages and that such breach will cause Company irreparable loss or damage. Accordingly, notwithstanding anything to the contrary contained in this Agreement, Company, in addition to and not in limitation of any and all other rights and remedies, at law or in equity, will be entitled to injunctive or other equitable relief restraining Consultant from committing or continuing such breach and Consultant waives any requirement for the security or posting of any bond in connection with such remedy.

(b)                                 The provisions of this Section 7 will be construed as an agreement independent of any other provision contained in this Agreement and will be enforceable in both law and equity notwithstanding the existence of any claim or cause of action of Consultant against Company.

8.                                      [Intentionally Omitted] .

9.                                      Anti-Bribery Law Compliance.

(a)                                 The Consultant represents and warrants that none of its affiliates is an official, agent, employee, or representative of any national, provincial, or local government, political party, political candidate, or public international organization, nor is any of them an immediate family member (such as a parent, child, spouse, or sibling) of such an official, agent, employee, or representative or affiliate.  The Consultant will notify the Company promptly if circumstances during the Term render the preceding representation and warranty inaccurate.

(b)                                 The Consultant represents and warrants that he is familiar with and understands the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act, and all other applicable anti-bribery laws, and has not, and will not, violate these laws.  The Consultant further represents and warrants that he has read and fully understands the Company’s policy to comply fully with these laws, a copy of which is attached as Exhibit B, and will cooperate with the Company to ensure compliance with all applicable anti-bribery laws in the performance of this Agreement.

(c)                                  In performance of its obligations under this Agreement, neither the Consultant, nor any person acting on behalf of the Consultant, will (1) authorize the giving of, offer, or give anything of value to a government official, a political party or party official, a political candidate, or an official of a public international organization for the purpose of obtaining, retaining, or directing business to any person by (i) influencing any act or decision by the recipient, or (ii) inducing the recipient to do, or omit to do, any action in violation of the recipient’s lawful duty, or (iii) securing any improper advantage; or (2) authorize the giving of, offer, or give anything of value to any other person with knowledge or firm belief that all or a portion of the payment or gift will be offered, given, or promised, directly or indirectly, to any of the persons described in clause (1), for any of the purposes stated in clause (1).

(d)                                 The Consultant will not retain any agents, subagents, representatives, consultants, or other persons to assist in carrying out the Consultant’s duties under this Agreement without the prior written consent of Company.

(e)                                  All payments to the Consultant under this Agreement will be made by wire transfer to the Consultant’s account at a bank designated by Consultant or by check payable to Consultant.  All charges for services rendered by the Consultant to Company will fairly and accurately reflect the circumstances, activities, and transactions involved.

(f)                                   If the Consultant’s performance under this Agreement is reasonably determined by Company to be contrary to (a) applicable anti-bribery laws, (b) Consultant’s representations as set forth in Section 9 of this Agreement, or (c) any applicable laws or regulations, then this Agreement will be null and void from its inception, and in such event any compensation paid or accrued will be forfeited by the Consultant, and no future payments or accruals will be made by the Company for the Consultant’s account.

10.                               Miscellaneous.

(a)                                 Entire Agreement. This Agreement and the Stock Option Agreement set forth the entire agreement and understanding between the parties with respect to the provision of the Services by Consultant to Company and supersede all prior agreements, arrangements and understandings between the parties with respect thereto.

(b)                                 Modification; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by an instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. A waiver of any of the terms or conditions of this Agreement, or any breach thereof, will not be deemed a waiver of such term or condition for the future, or of any other term or condition, or of any subsequent breach thereof. All rights and remedies reserved to Company under this Agreement will be cumulative and will not be in limitation of any other right or remedy that Company may have at law, in equity, or otherwise.

(c)                                  Notices. All notices, demands, requests, consents, approvals, waivers and other communications required to be given under this Agreement must be in writing and given by nationally recognized overnight courier using next business day delivery, or facsimile, to the parties at the addresses set forth above or to such other address as either party may hereafter specify by notice to the other party. Notice will be deemed to have been duly given upon actual receipt or first attempted delivery if delivery is refused.

(d)                                 Governing Law; Disputes. This Agreement (and all claims, controversies or disputes arising under (or out of) or related to this Agreement or the relationship between the parties) shall be governed by and construed in accordance with and enforced under the laws of the State of New York.  Any disputes or controversy arising under or in connection with this Agreement shall be governed by Section 11(i) of the Employment Agreement.

(e)                                  Assignability and Binding Effect. This Agreement may not be assigned by Consultant without the prior written approval of Company. The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or assets of the Company. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the heirs, representatives, successors and assigns of Company and Consultant.

(f)                                   Invalidity. The invalidity of any part of this Agreement is not intended to render invalid the remainder of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, such provision is intended to be interpreted to be only so broad as is enforceable.

(g)                                  Survival. The provisions of Sections 3 through 10 will survive any termination/expiration of the Term of this Agreement.

(h)                                 References to “contractor” and “subcontractor” below are to “NBTY” and “Supplier,” respectively, as applicable:

This contractor and subcontractor shall abide by the requirements of 41 CFR 60-300.5(a). This regulation prohibits discrimination against qualified protected veterans, and requires affirmative action by covered prime contractors and subcontractors to employ and advance in employment qualified protected veterans.”

This contractor and subcontractor shall abide by the requirements of 41 CFR 60-741.5(a). This regulation prohibits discrimination against qualified individuals on the basis of disability, and requires affirmative action by covered prime contractors and subcontractors to employ and advance in employment qualified individuals with disabilities.

(i)                                     Interpretation. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the term “hereof,” “herein,” “hereby” and similar or derivative words refer to this entire Agreement; (iv) the term “Section” refers to the specified section of this Agreement; (v) the word “or” will be deemed to include both its disjunctive and its conjunctive meaning; and (vi) the term “including” and similar or derivative words will be deemed to be followed by the words “without limitation.” Whenever this Agreement refers to a number of days, that number will refer to calendar days unless business days are specified. As used herein, “business day” means any day other than Saturday, Sunday or any day on which banks located in the City of New York are authorized or obligated to close.  The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement.

(j)                                    The Company and Parent shall be jointly and severally liable for all obligations of each other hereunder.

(k)                                 The parties confirm that Consultant is deemed to have resigned from all offices and directorships, if any, held by Consultant with the Company or its Affiliates (as defined in the Employment Agreement) on the Employment Termination Date.

The parties have executed this Agreement as of the date first written above.

ALPHABET HOLDING COMPANY, INC.

By:	/s/ Karla Packer
Name:	Karla Packer
Title:	Senior Vice President Human Resources

NBTY, INC.

By:	/s/ Karla Packer
Name:	Karla Packer
Title:	Senior Vice President Human Resources

/s/ Glenn Schneider
Consultant

Exhibit A

Exhibit B